U. S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                      SUPERIORCLEAN, INC.
     ------------------------------------------------------
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            Nevada                         88-0492605
-------------------------------  -------------------------------
(STATE OR OTHER JURISDICTION OF           (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)        INDENTIFICATION NO.)


SEC File Number:  000-49815


 10011-123 St. NW, Suite 2303                N7V 1X4
   Edmonton, Alberta, Canada
-------------------------------            ----------
(Address of Principal Executive            (Zip Code)
           Offices)


Registrant's telephone number, including area code: (519) 541-1564


                      2003 Stock Award Plan
                    -------------------------
                    (Full title of the plans)


                    GoPublicToday.com, Inc.
                    1701 Valmora Street
                    Las Vegas, Nevada 89102
             ---------------------------------------
             (Name and address of agent for service)


                         702.248.4798
  -------------------------------------------------------------
  (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

















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=====================================================================
                 CALCULATION OF REGISTRATION FEE

                                Proposed   Proposed
                                 maximum   Maximum
                                offering  Aggregate   Amount of
   Title of       Amount to be    price    offering  registration
  securities
     to be         Registered   per unit    price        fee
  registered
---------------------------------------------------------------------

Common stock,      5,000,000     $0.05    $250,000       $23.00
par                  shares
value, $0.001
per share
---------------------------------------------------------------------
*  Estimated  solely for purposes of calculating the registration
fee.   Calculated  in  accordance  with  Rule  457(c)  under  the
Securities Act of 1933 based upon the average of the bid and asked price of Common Stock of SuperiorClean, Inc. as reported on the OTCBBr on February 25, 2003.

                             PART I

          Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

A. The Company is offering shares of its common stock to various individuals for consulting or legal services on the Company's behalf. This issuance of shares is being made pursuant to the Company's 2003 Stock Award Plan, which provides the following:


            YEAR 2003 STOCK AWARD PLAN

1. Purpose. This Year 2003 Stock Award Plan (the 'Plan') of SuperiorClean, Inc. (the 'Company'), for selected employees, officers, directors and key consultants and advisors to the Company is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of or provide consulting services to the Company or any of its subsidiaries.

2. Administration. The Plan shall be administered by the Board of Directors of the Company (the 'Board') which shall keep the minutes of its proceedings with regard to the Plan and all records, documents, and data pertaining to its administration of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Board may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Board. The actions of the Board in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive, and binding on the parties.


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3.  Shares Available Under the Plan. The stock subject the Stock
Awards shall be shares of the Company's Common Stock, without par value, (the 'Common Stock'). The total number of shares of Common Stock available under the Plan shall not exceed in the aggregate 5,000,000. Such shares may be treasury shares or authorized but unissued shares.

4. Eligibility. The individuals who shall be eligible to participate in the Plan shall be any officer, director, employee, consultant, advisor or other person providing key services to the Company who are not engaged in any prohibited activity (hereinafter such persons may sometimes be referred to as the 'Eligible Individuals'). Prohibited Activity shall include the following:

     * services rendered to the Company not in connection with a capital-raising or market making transaction;
     * services directly or indirectly promote or maintain a market for the Company's securities;
     *    services by current or future auditors of the Company; and
     *    services in connection with a shell merger.

5. Authority to Grant Stock Awards. The Board in its discretion and subject to the provisions of the Plan may, from time to time, grant to eligible individuals of the Company Stock Awards. The Board may award and issue shares of Common Stock under the Plan to an eligible individual ('Stock Award'). Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board.

Subject only to any applicable limitations set forth in the Plan, the number of shares of Common Stock covered by any Stock Award shall be determined by the Board.

6.  Stock Awards.
(a)  Awards in Lieu of Compensation. The Board may grant Common
Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of certain cash compensation or as additional compensation. The Stock Award is subject to appropriate tax withholding. After compliance with the tax withholding requirements, a stock certificate shall be issued to the individual recipient of the Stock Award. The certificate shall bear such legend, if any, as the Board determines is reasonably required by applicable law. Prior to receipt of a Stock Award, the individual must comply with appropriate requests of the Board to assure compliance with all relevant laws.

(b) Performance Based Awards. The Board may award shares of Common Stock, without any payment for such shares, to designated individuals if specified performance goals established by the Board are satisfied. The designation of an employee eligible for a specific performance-based Stock Award shall be made by the Board in writing prior to the beginning of the twelve month period for which the performance is measured. The Board shall establish the number of shares to be issued to a designated employee if the performance goal is met. The Board must certify in writing that a performance goal has been met prior to issuance of any certificate for a performance-based Stock Award to any employee. If the Board certifies the entitlement of an employee to the performance-based Stock Award, the certificate shall be issued to the employee as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Performance goals determined by the Board may be based on specified increases in net profits, stock price, Company or segment sales, market share, earnings per share, and/or return on equity.





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7.  Registration.  The Company may, but shall not be obligated to, register any securities covered by a Stock Award pursuant to the 1933 Act (as now in effect or as hereafter amended) and, in the event any shares are registered, the Company may remove any legend on certificates representing these shares. The Company shall not be obligated to take any other affirmative action in order to cause the Stock Award to comply with any law or regulation of any governmental authority.

8. Employment Obligation. The granting of any Stock Award shall not impose upon the Company any obligation to employ or continue to employ any grantee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock Award has been granted to him.

9. Changes in the Company's Capital Structure. The existence of outstanding Stock Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If the Company effects a subdivision or consolidation of shares or other capital readjustment, the payment of a dividend in capital stock or other equity securities of the Company on its Common Stock, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving consideration therefore in money, services, or property, or the reclassification of its Common Stock, in whole or in part, into other equity securities of the Company, then: (a) the number, class and per share price of shares of Common Stock subject to Stock Awards hereunder shall be appropriately adjusted (or in the case of the issuance of other equity securities as a dividend on, or in a reclassification of, the Common Stock, the Stock Awards shall extend to such other securities) in a manner so as to entitle a grantee to receive, for the same aggregate cash consideration, and for an award of pending performance-based Stock Awards, the same total number and class or classes of shares or in the case of a dividend of, or reclassification into, other equity securities, those other securities) he would have held after adjustment if the Stock Award was earned, immediately prior to the event requiring the adjustment, or, if applicable, the record date for determining shareholders to be affected by the adjustment; and (b) the number and class of shares then reserved for issuance under the Plan (or in the case of a dividend of, or reclassification into, other equity securities, those other securities) shall be adjusted by substituting for the total number and class of shares of stock then reserved, the number and class or classes of shares of stock (or in the case of a dividend of, or reclassification into, other equity securities, those other securities) that would have been received by the owner of an equal number of outstanding shares of Common Stock as a result of the event requiring the adjustment. Comparable rights shall accrue to each employee in the event of successive subdivisions, consolidations, capital adjustments, dividends or reclassifications of the character described above. Appropriate adjustments shall also be made to pending Stock Awards. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services



PAGE-4-



either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Stock Awards.

10. Amendment or Termination of Plan. The Board may at any time alter, suspend or terminate the Plan.

11. Forfeitures. Notwithstanding any other provisions of this Plan, if the Board finds by a majority vote after full consideration of the facts that the employee, before or after termination of his employment with the Company or its subsidiaries for any reason (a) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or its subsidiaries, which conduct damaged the Company or its subsidiaries, or disclosed trade secrets of the Company or its subsidiaries, or (b) participated, engaged in or had a financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor in the United States which is competitive with the business of the Company or its subsidiaries without the written consent of the Company or its subsidiaries, the employee shall forfeit all outstanding Stock Awards which are not fully vested, including all rights related to such matters, and including any performance based Stock Awards to which he may be entitled, and other elections pursuant to which the Company has not yet delivered a stock certificate. Clause (b) shall not be deemed to have been violated solely by reason of the employee's ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation. The decision of the Board as to the cause of the employee's discharge, the damage done to the Company or its subsidiaries, and the extent of the employee's competitive activity shall be final. No decision of the Board, however, shall affect the finality of the discharge of the employee by the Company or its subsidiaries in any manner. To provide the Company with an opportunity to enforce this Section, no certificate for Stock may be issued under this Plan without the certification by the Board that no action forbidden by this provision has been raised for their determination.

12. Tax Withholding. The Company shall be entitled to deduct from other compensation payable to each employee any sums required by federal, state, or local tax law to be withheld with respect to the grant, vesting, as appropriate, of an Stock Award. In the alternative, the Company may require the employee (or other person receiving the Stock Award) to pay the sum directly to the employer corporation.

13. Written Agreement. Each Stock Award granted hereunder shall be embodied in a written agreement, which shall be subject to the terms and conditions prescribed herein, and shall be signed by the grantee and by an appropriate officer of the Company on behalf of the Company. Each agreement shall contain other provisions which the Board in its discretion shall deem advisable.

14. Governing Law and Interpretation. This Plan shall be governed by the laws of the state of Nevada. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

15. Effective Date of Plan. The Plan shall become effective as of March 24, 2003 (the 'Effective Date') and shall terminate on the
1st anniversary of the Effective Date.


PAGE-5-



This registration statement is for the following awards under the
Plan:

Mike Stapleton - 100,000 shares

THIS CONSULTING AGREEMENT (the "Agreement") made by and between Mike Stapleton, individually ("Consultant") and SuperiorClean,
Inc.
("Company").

  Services provided:  Website and related design services.

  Services previously provided:  None


Item 2.  Registrant Information And Employee Plan Annual
Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                             PART II

          Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The  following documents, filed with the Securities and  Exchange
Commission (the "Commission") by SuperiorClean, Inc., a Nevada corporation (the Company"), are incorporated herein by reference:

     (a) The registrant's Articles of Incorporation filed on March 29, 2001;
     (b) The registrant's By-Laws filed on March 30, 2001;
     (c) The Company's Form 10-SB/12G Registration Statement filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on May 13, 2003, as amended thereafter;
     (d) The Forms 10-QSB quarterly reports of the Company for the quarters ended August 31, 2003 and November 30, 2003, and all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended May 31, 2003; and
     (e) All documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

   10011-123 St. NW, Suite 2303
   Edmonton, Alberta, Canada  N7V 1X4
   (519) 541-1564



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ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The  shares registered herein are being issued to the
Consultant, attorney and employees for services   provided  to the
Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant, except that Michael T. Williams, Esq., principal of Williams Law Group, P.A. owns 250,000 shares of SuperiorClean stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation of the Company provide for the Indemnification of employees and officers in certain cases. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore not enforceable. At the present time, the Company does not have any officer-director liability insurance although permitted by
Section  78.752  of  the Nevada Revised Statutes,  nor  does  the
Company have indemnification agreements with any of its directors, officers, employees or agents.

In  addition,  Section  78.751  of the  Nevada  Revised  Statutes
provides   as   follows:  78.751  Indemnification  of   officers,
directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against


PAGE-7-


expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a


PAGE-8-


person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In  the event that a claim  for  indemnification
against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

     4.1 Consulting Services Agreement between SuperiorClean, Inc. and Mike Stapleton

     4.2  2003 Stock Award Plan

     5.1  -  Opinion  of the Law Offices of Williams Law Group, P.A.

    23.1 - Consent of the Law Offices of Williams Law Group, P.A. (included in Exhibit 5.1)

    23.2  -  Consent of Malone & Bailey, PLLC

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





PAGE-9-



 (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edmonton, Alberta, Canada, on this 24th day of March, 2003.


                                SuperiorClean, Inc.



                              By:  /s/ Aldo Rotondi
                                 ----------------------------
                                 Aldo Rotondi, President

















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